

COMPARISON OF CUMULATIVE TOTAL RETURN
$150
$100
$50
$0
Oct-02
Nov-02
Dec-02
Jan-03
Feb-03
Mar-03
Apr-03
May-03
Jun-03
Jul-03
Aug-03
Sep-03
OVERHILL FARMS, INC.
S&P 500 INDEX
PEER GROUP